Telenav Reports Second Quarter Fiscal 2013 Financial Results
-Strategic growth and international revenue more than doubled year over year and achieved over 50 percent of total revenue
-Automotive revenue was 30 percent of total revenue

Sunnyvale, Calif. - January 31, 2013 -Telenav®, Inc. (NASDAQ:TNAV), the leader in personalized navigation, today announced its financial results for the second quarter of fiscal 2013 ended December 31, 2012.

“In the second quarter, we delivered solid results in our strategic growth areas,” said HP Jin, chairman, president and CEO of Telenav.  “Revenue from our automotive business grew and accounted for 30 percent of total revenue in the quarter and we continue to expand our presence in automotive navigation. We drove healthy progress in our mobile advertising business and national and local advertisers continue to show growing interest in our Scout Advertising platform.”

Financial Highlights

•
Revenue for the second quarter of fiscal 2013 was $50.6 million, which compares with $46.0 million in the prior sequential quarter and $53.2 million in the second quarter of fiscal 2012. As previously announced in July of 2012, Telenav amended its contract with Sprint and, as a result, the quarterly revenue under the Sprint bundle declined relative to the second quarter of fiscal 2012. Quarter over quarter growth resulted from increased revenue in strategic growth areas and international.

•
Revenue from strategic growth areas - which include automotive, enterprise location-based services (LBS), mobile advertising and premium LBS, combined with international revenue was $25.3 million, which compared with $18.4 million in the prior sequential quarter and $11.5 million in the same quarter one year ago. Strategic growth and international revenue represented 50 percent of total revenue for the second quarter of fiscal 2013, up from 40 percent for the first quarter of fiscal 2013. Included in revenue from strategic growth, automotive revenue was $15.1 million or 30 percent of total revenue, for the second quarter of fiscal 2013.

•
Net income for the second quarter of fiscal 2013 was $0.9 million, or $0.02 per diluted share, which compared with net income of $2.7 million, or $0.06 per diluted share, in the first quarter of fiscal 2013 and net income of $10.2 million, or $0.23 per diluted share, for the second quarter of fiscal 2012.

•
Non-GAAP net income for the second quarter of fiscal 2013 was $4.7 million, or $0.11 per diluted share, which compared with $4.5 million, or $0.10 per diluted share, in the first quarter of fiscal 2013 and $11.7 million, or $0.27 per diluted share in the second quarter of fiscal 2012. Non-GAAP net income and non-GAAP net income per diluted share excludes stock-based compensation expense, legal settlement costs and amortization expense of capitalized software and developed technology, net of tax.

•
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, legal settlement cost and stock-based compensation expense) for the second quarter of fiscal 2013 was $7.3 million, which compared with $6.7 million in the prior sequential quarter and $14.8 million in the same quarter a year ago.

•
Ending cash, cash equivalents and short-term investments were $207.8 million and the company had no debt as of December 31, 2012. This represented $5.06 per share of outstanding common stock as of December, 2012.

Recent Business Highlights

•	In March 2013, Telenav's agreement with AT&T will be automatically renewed with the existing terms through March 2014.

•
In the December 2012 quarter, a large international auto manufacturer based in the United States debuted Delphi's connected infotainment system equipped with Telenav's embedded navigation platform. Telenav now provides the navigation and local search technology in three models of this international auto manufacturer's cars sold in North America.

•
In January 2013, Telenav appointed Eli Portnoy to the newly created position of general manager of Scout Advertising. Mr. Portnoy will oversee all development, sales and marketing for Telenav's combined mobile local advertising business. Mr. Portnoy joined Telenav in October of this year when Telenav acquired ThinkNear, a hyper-local mobile advertising company that Mr. Portnoy had co-founded and where he had served as CEO until the acquisition.

•
In October 2012, an independent panel of judges selected Scout for Cars as a finalist for the 2013 Automotive News Premier Automotive Suppliers' Contribution to Excellence (PACE)TM Award in the Information Technology category. The PACE Awards program honors automotive suppliers who 'embraced innovation or adapted and reinvented themselves to keep abreast of the constantly rising performance bar of the OEM/customer and the rising expectations of consumers.' Final winners will be announced in April.

•
Telenav has recently added a few significant updates to Scout for iPhone, notably adding voice-guided navigation as a feature in the free version of the application in October as well as adding a “Things to Do” local events category in January. Under the Things to Do category, customers can now search for and discover events happening around them including live music, kids' activities and theater showings.

Business Outlook
For the third fiscal quarter ending March 31, 2013, Telenav offers the following guidance, which is predicated on management's judgments:

•	Total revenue is expected to be $52 to $54 million, which will include approximately $9 million of revenue related to non-recurring engineering fees earned in our automotive business;

•	Revenue from strategic growth areas and international is expected to be 55 percent to 60 percent of total revenue;

•	GAAP gross margin is expected to be 64 percent to 65 percent;

•	Non-GAAP gross margin is expected to be 66 percent to 67 percent, and excludes adjustments which include the amortization of capitalized software and developed technology of approximately $1 million;

•	GAAP operating expenses are expected to be $32 to $33 million;

•	Non-GAAP operating expenses are expected to be $29.5 to $30.5 million, and exclude approximately $2.5 million in stock-based compensation expense;

•	GAAP net income is expected to be break even to $1 million;

•	GAAP diluted net income per share is expected to be $0.00 to $0.02;

•
Non-GAAP net income is expected to be $3 to $4 million, and excludes the impact of approximately $2.5 million of stock-based compensation expense and approximately $1 million of capitalized software and developed technology amortization expenses;

•	Non-GAAP diluted net income per share is expected to be $0.07 to $0.09;

•
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) is expected to be $6 to $7 million, and excludes the impact of approximately $2.5 million in stock-based compensation expenses and approximately $2.5 million of depreciation and amortization expenses;

•	Weighted average diluted shares outstanding are expected to be approximately 42.5 million.

For the fiscal year ending June 30, 2013, Telenav offers the following guidance:

•	Total revenue is expected to be $193 to $197 million;

•	Revenue from strategic growth areas and international is expected to be approximately 50 percent of total revenue for the fiscal year;

•	GAAP gross margin is expected to be 65 percent to 66 percent;

•	Non-GAAP gross margin is expected to be 67 percent to 68 percent , and excludes adjustments which include the amortization of capitalized software and developed technology of approximately $4 million;

•	GAAP net income is expected to be breakeven to $1 million;

•	GAAP diluted net income per share is expected to be $0.00 to $0.02;

•
Non-GAAP net income is expected to be $11 million to $14 million, or $0.26 to $0.33 per diluted share, and excludes the impact of $9 to $10 million of stock-based compensation expense, net of taxes, and approximately $4 million of capitalized software and developed technology amortization expenses;

•
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) is expected to be $18 to $21 million, and excludes the impact of $9 to $10 million in stock-based compensation expenses and $9 to $10 million of depreciation and amortization expenses;

•	Weighted average diluted shares outstanding are expected to be 42 million to 43 million.

The above information concerning guidance for the third fiscal quarter and fiscal 2013 represents Telenav's outlook only as of the date hereof, and is subject to change as a result of amendments to material contracts and other changes in business conditions. Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.
Conference Call
The company will host an investor conference call and live webcast at 2:00 p.m. PT (5:00 p.m. ET) today. To access the conference call, dial 888-438-5491 (toll-free, domestic only) or 719-785-1765 (domestic and international toll) and enter passcode 3750245. The webcast will be accessible on Telenav's investor relations website at http://investor.telenav.com/. A replay of the conference call will be available for two weeks beginning approximately two hours after its completion. To access the replay, please dial 888-203-1112 (toll-free domestic only) or 719-457-0820 (international or domestic toll) and enter passcode 3750245.

Use of Non-GAAP Financial Measures
Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as non-GAAP net income, non-GAAP net income per share, and adjusted EBITDA included in this press release are different from those otherwise presented under GAAP.

Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain non-cash or other charges and therefore are helpful in understanding Telenav's underlying operating results. These non-GAAP measures are some of the primary measures Telenav's management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures: Non-GAAP net income measures GAAP net income excluding the impact of stock-based compensation expense, capitalized software and developed technology amortization expenses, and other items such as legal settlements, net of taxes. Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for Telenav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income, non-GAAP net income per share, and adjusted EBITDA. Capitalized software amortization expense represents internal software costs that are previously capitalized and charged to expense as the software is used in our operations. Developed technology amortization expense relates to the amortization of acquired intangible assets. Legal settlements excluded represent settlements from patent litigation cases in which we are defendants.  Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of any tax effect of the GAAP stock-based compensation expenses, capitalized software and developed technology amortization expenses, legal settlements, and other items that are being eliminated to arrive at the non-GAAP net income.

Adjusted EBITDA measures our GAAP operating income excluding the impact of stock-based compensation expense, depreciation, amortization, and other items such as legal settlements. We believe this is a useful measure of profitability before the impact of certain non-cash expenses, interest income, income taxes, and certain other items that management believes affect the comparability of operating results.

Reconciliations of historical GAAP to non-GAAP net income and adjusted EBITDA financial measures are presented in our prior earnings press releases. To reconcile the historical GAAP net income to non-GAAP net income and non-GAAP net income per share, add back the indicated amounts of stock-based compensation expense, capitalized software and developed technology amortization expenses, legal settlements, and other applicable items, net of tax. To reconcile the historical GAAP net income to adjusted EBITDA, add back the indicated amounts of stock-based compensation expense, depreciation and amortization expenses, interest income, other income (expense), provision for income taxes, and other applicable items.

Forward - Looking Statements
This press release contains forward-looking statements that are based on Telenav management's beliefs and assumptions and on information currently available to our management.  Forward-looking statements include information concerning Telenav's anticipated or assumed future financial results and shares outstanding, the success of its efforts with Ford and Delphi and launch of vehicles containing the results of those collaborations, the adoption and success of Scout for Cars and the success of its efforts to develop an advertising business. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in Telenav's quarterly and annual operating results; Telenav's dependence on Ford, Sprint and AT&T for a substantial majority of its revenue; changes in the contractual relationships with Sprint, AT&T and other wireless carriers to whom Telenav provides services, as have occurred in the past and the anticipated cessation of bundled services revenue from Sprint as of July 1, 2013; automotive manufacturers and automotive equipment suppliers (“OEMs”) and consumer acceptance of Scout by Telenav, Scout for Cars and other Scout applications; Telenav's success in achieving additional design wins from OEMs and automotive manufacturers and the delivery dates of automobiles with Telenav's products incorporated; Telenav's inexperience in the mobile advertising market; Telenav incurring losses; competition from other market participants who may provide comparable services to subscribers without charge; Telenav's short history  in the automotive navigation market; continued production of vehicles with and adoption by auto buyers of Telenav's products offered by Ford and the products offered by other automotive OEMs; the timing of new product releases and vehicle production by our automotive customers; Telenav's ability to increase revenue from premium services; successful conversion of freemium users to paid subscribers; Telenav's ability to successfully integrate and manage the operations and technologies and products of its acquisitions, including ThinkNear; Telenav's ability to estimate and sustain or increase its revenue and profitability; Telenav's ability to attract and retain qualified personnel; impact of foreign currency exchange rates; Telenav's ability to attract, migrate and retain new wireless carriers and auto manufacturers and automotive OEMs; Telenav's ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting standards which may have a significant, adverse impact upon Telenav's financial results; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav's services and products; the impact of current or future intellectual property litigation and claims for indemnification and litigation related to U.S securities laws and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC's website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About Telenav, Inc.
Telenav's mission is to help make people's lives easier, less stressful, more fun, and more productive while they are on the go. Our personalized navigation services help people make faster and smarter daily decisions about where to go, when to leave, how to get there, and what to do when they arrive.
We aim to be everywhere people need us. Our partners are wireless carriers, automobile manufacturers and original equipment manufacturers (OEMs), app developers, advertisers and agencies, as well as enterprises large and small. Our partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Ford, NII Holdings, QNX Software Systems, Rogers, Sony, Sprint Nextel, Telcel, T-Mobile US, U.S. Cellular, Verizon Wireless and Vivo Brazil. You can also find us in mobile app stores and on the web at www.telenav.com and www.scout.me.
Follow Telenav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav.
The Telenav, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11384
Copyright 2013 Telenav, Inc. All Rights Reserved.
“Telenav,” “Scout,” and “Scout Advertising,” are registered and unregistered trademarks and/or service marks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.
Media Contact:
Mary Beth Lowell
Telenav, Inc.
425.531.0122
marybethl@telenav.com

Investor Relations:
Cynthia Hiponia and Alice Kousoum
The Blueshirt Group for Telenav, Inc.
408.990.1265
IR@telenav.com
TNAV-F

Telenav, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2012	June 30, 2012*
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	22,750	6,920
Short-term investments	185,058	192,548
Accounts receivable, net of allowances of $308 and $314 at December 31, 2012 and June 30, 2012, respectively	25,195	25,316
Deferred income taxes	825	1,403
Prepaid expenses and other current assets	14,944	14,319
Total current assets	248,772	240,506
Property and equipment, net	13,663	15,442
Deferred income taxes, non-current	2,546	2,872
Goodwill and intangibles	19,815	923
Other assets	5,636	5,036
Total assets	290,432	264,779
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	1,891	3,059
Accrued compensation	10,512	9,116
Accrued royalties	8,738	4,397
Other accrued expenses	17,295	8,385
Deferred revenue	24,143	9,222
Income taxes payable	1,333	1,350
Total current liabilities	63,912	35,529
Deferred rent, non-current	8,700	8,410
Other long-term liabilities	4,662	4,322
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 45,371 shares issued and 41,037 shares outstanding at December 31, 2012; 44,001 shares issued and 41,353 shares outstanding at June 30, 2012	42	42
Additional paid-in capital	118,479	118,855
Accumulated other comprehensive income	418	370
Retained earnings	94,219	97,251
Total stockholders’ equity	213,158	216,518
Total liabilities and stockholders’ equity	290,432	264,779

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2012

Telenav, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenue:
Product	$14,793	$3,963	$24,093	$8,034
Services	35,833	49,203	72,489	97,864
Total revenue	50,626	53,166	96,582	105,898
Cost of revenue:
Product	9,251	1,905	13,783	3,799
Services	8,666	8,040	16,546	16,462
Total cost of revenue	17,917	9,945	30,329	20,261
Gross profit	32,709	43,221	66,253	85,637
Operating expenses:
Research and development	14,894	17,311	30,498	33,790
Sales and marketing	8,983	8,383	17,584	15,850
General and administrative	7,379	5,791	13,376	12,041
Total operating expenses	31,256	31,485	61,458	61,681
Income from operations	1,453	11,736	3,342	12,220
Interest income	370	371	751	753
Other income, net	244	137	285	247
Income before provision for income taxes	2,067	12,244	5,831	24,956
Provision for income taxes	1,163	2,001	2,226	6,529
Net income	$904	$10,243	$3,605	$18,427
Net income per share
Basic	$0.02	$0.25	$0.09	$0.45
Diluted	$0.02	$0.23	$0.08	$0.41
Weighted average shares used in computing net income per share
Basic	40,895	41,232	41,103	41,391
Diluted	42,768	43,921	42,833	44,511

Telenav, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended December 31,
	2012	2011
	(Unaudited)

Operating activities
Net income	$3,605	$18,427
Adjustments to reconcile net income to net
cash provided by operating activities:
Write-off due to impairment	409	—
Depreciation and amortization	4,255	3,927
Accretion of premium on short-term investments	2,217	2,309
Stock-based compensation expense	3,597	2,492
Excess tax benefit from stock-based compensation	(1)	(647)
Changes in operating assets and liabilities:
Accounts receivable	518	12,014
Deferred income taxes	1,109	1,242
Prepaid expenses and other current assets	(612)	(5,149)
Other assets	(2,549)	(2,855)
Accounts payable	(1,183)	(463)
Accrued compensation	1,396	2,936
Accrued royalties	4,341	(993)
Accrued expenses and other liabilities	8,629	1,031
Income taxes payable	4	1,829
Deferred rent	1,159	8,063
Deferred revenue	14,914	(36,720)
Net cash provided by operating activities	41,808	7,443

Investing activities
Purchases of property and equipment	(1,157)	(10,111)
Additions to capitalized software	(607)	(1,083)
Purchases of short-term investments	(73,589)	(56,313)
Purchases of long-term investments	(650)	—
Proceeds from sales and maturities of short-term investments	78,953	67,141
Acquisitions, net of cash acquired	(18,254)	(1,768)
Net cash (used in) provided by investing activities	(15,304)	(2,134)

Financing activities
Proceeds from exercise of stock options	1,374	1,244
Repurchase of common stock	(12,004)	(9,294)
Excess tax benefit from stock-based compensation	1	647
Net cash used in financing activities	(10,629)	(7,403)

Effect of exchange rate changes on cash and cash equivalents	(45)	(128)
Net increase in cash and cash equivalents	15,830	(2,222)
Cash and cash equivalents, at beginning of period	6,920	24,053
Cash and cash equivalents, at end of period	$22,750	$21,831

Supplemental disclosure of cash flow information
Income taxes paid, net	$163	$4,938

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

GAAP net income	$904	$10,243	$3,605	$18,427
Adjustments:
Legal settlement	1,300	—	1,300	—
Capitalized software and developed technology amortization expenses	1,091	348	1,676	919
Stock-based compensation:
Cost of revenue	39	21	76	48
Research and development	889	638	1,528	1,240
Sales and marketing	633	319	992	534
General and administrative	616	334	1,001	670
Total stock-based compensation	2,177	1,312	3,597	2,492
Tax effect of adding back adjustments	(802)	(170)	(1,045)	(311)
Non-GAAP net income	$4,670	$11,733	$9,133	$21,527

Non-GAAP net income per share
Basic	$0.11	$0.28	$0.22	$0.52
Diluted	$0.11	$0.27	$0.21	$0.48
Weighted average shares used in computing non-GAAP net income per share
Basic	40,895	41,232	41,103	41,391
Diluted	42,768	43,921	42,833	44,511

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

GAAP net income	$904	$10,243	$3,605	$18,427
Adjustments:
Legal settlement	1,300	—	1,300	—
Stock-based compensation	2,177	1,312	3,597	2,492
Depreciation and amortization	2,363	1,792	4,255	3,927
Interest income	(370)	(371)	(751)	(753)
Other income (expense), net	(244)	(137)	(285)	(247)
Provision for income taxes	1,163	2,001	2,226	6,529
Adjusted EBITDA	$7,293	$14,840	$13,947	$30,375